EXHIBIT 99.1

[AMERICAN HOME MORTGAGE LOGO]

FOR IMMEDIATE RELEASE
---------------------

            American Home Mortgage Reports First Quarter 2004 Results

                - Announces diluted earnings per share of $0.70 -
 - Increases dividends policy to $0.61 per share per quarter or $2.44 per year -
   - Raises 2004 earnings guidance to $3.25 to $3.40 per fully diluted share -

Melville, NY (April 28, 2004) -- American Home Mortgage Investment Corp. (NYSE:
AHH) today announced results for the first quarter ended March 31, 2004.

      o Net earnings for the first quarter of 2004 were $21.2 million, compared to $16.3 million for the first quarter of 2003, an increase of 30.1%.

      o Earnings per diluted share for the first quarter of 2004 was $0.70 per share, compared to $0.96 per share for the first quarter of 2003, a decrease of 27.1%.

      o Book value per share rose to $18.59 at March 31, 2004, compared to $10.73 at March 31, 2003.

      o Dividends per share for the first quarter was $0.55 compared to $0.10 for the first quarter of 2003.

Michael Strauss, Chairman and Chief Executive Officer, commented, "We are pleased with the results from our first quarter. During the quarter, we worked to build our portfolio of mortgage-backed securities and added $1.0 billion of self-originated securities and $2.1 billion of purchased securities to our holdings. On March 31, 2004, total mortgage backed securities held, including ARM loans pending securitization, was $4.3 billion compared to $1.9 billion on December 31, 2003. Holdings on April 26, 2004, were $5.7 billion. During the quarter, the company also added to the capital deployed in its mortgage securities holdings business through an equity offering of $359.3 million."

FIRST QUARTER HIGHLIGHTS
------------------------

During the quarter, the company continued to focus on its strategy of reducing interest rate risk by attempting to match the duration of its assets to their associated liabilities and hedges. The company's duration gap was less than one month on both March 31 and April 26, and the value of the company's mortgage-backed securities portfolio was not significantly impacted by falling rates during the first quarter of 2004, or the subsequent recent increase in interest rates. The company continues to hold primarily high credit quality assets. Of its mortgage-backed securities holdings, 89.1% were either rated AAA by Standard & Poor's or were obligations of Fannie Mae or Freddie Mac, while 9.1% were rated AA. During the quarter, the company's mortgage-backed securities holdings average portfolio yield was 3.1%, while its average cost of funds and hedges was 2.1%. The result was a net margin of 1.2%. The average cost of the mortgage-backed securities held was 101.6 percent of their principal amount, while the value of the mortgage-backed securities held was 102.5 percent of their principal amount. The average amount of mortgage-backed securities held during the quarter was $2.0 billion, while net interest income from those holdings was $5.7 million.

The company's loan origination segment produced $4.4 billion of new loans during the first quarter. This represents an increase of 2.3% compared to the first quarter of 2003 and compares favorably to the trend in total U.S. originations which declined 21.0% in the first quarter of 2004 compared to the first quarter of 2003. Loan production in the first quarter of 2004 also compared favorably to the fourth quarter of 2003 when the company originated $4.1 billion of loans. During the first quarter of 2004, the company sold $3.4 billion of primarily fixed rate loans to third parties and securitized and held $0.9 billion of adjustable rate loans as long-term investments.

The company's servicing business experienced a loss during the first quarter of 2004 due to a decline in interest rates causing rapid amortization and impairment of the company's servicing assets. Amortization and impairment was $19.9 million pretax and created a tax benefit of $8.2 million, resulting in an after-tax expense of $11.7 million. Given the current level of interest rates, the company expects amortization to slow and expects to recover its impairment reserve net of taxes in the second quarter of 2004.

During the first quarter of 2004, the company's book value increased primarily as a result of its completed equity offering, and also as a result of income exceeding dividends. Book value at the end of the quarter was $741 million or $18.59 per share.

OPERATING STATISTICS
--------------------

                                                       At and for the Quarter Ended March 31,
                                                       ---------------------------------------
Mortgage-Backed Securities Holdings*:                       2004                      2003
-----------------------------------------------        -------------             -------------
Average Mortgage-Backed Securities Held                $ 2.0 billion                      ---
Mortgage-Backed Securities Held - End of Period        $ 4.0 billion                      ---
Average Portfolio Yield                                          3.1%                     ---
Average Cost of Funds and Hedges                                 2.1%                     ---
Net Interest Margin                                              1.2%                     ---
Average Cost of Mortgage-Backed Securities                     101.6%                     ---
Period End Duration Gap (in years)                              0.04                      ---

*Excludes loans held pending securitization.


                                                       At and for the Quarter Ended March 31,
                                                       ---------------------------------------
Loan Origination:                                           2004                      2003
-----------------------------------------------        -------------             -------------
Loan Originations                                      $ 4.4 billion            $ 4.3 billion
   Refinance                                                      57%                      73%
   ARM                                                            35%                      15%
Loans Securitized and Held                             $ 0.9 billion                      ---
Loans Sold to Third Parties                            $ 3.4 billion            $ 4.0 billion
Applications Accepted                                  $ 9.1 billion            $ 7.1 billion
Application Pipeline                                   $ 7.3 billion            $ 5.3 billion
Number of Branches                                               276                      206


                                                       At and for the Quarter Ended March 31,
                                                       ---------------------------------------
Loan Servicing:                                             2004                      2003
-----------------------------------------------        -------------             -------------
Loan Servicing Portfolio - Total with Warehouse       $ 10.3 billion            $ 8.9 billion
Loan Servicing Portfolio - Loans Sold or Securitized    $9.0 billion            $ 7.9 billion
Weighted Average Note Rate                                      5.58%                    6.67%
Weighted Average Service Fee                                   0.363%                   0.349%
Average Age (in months)                                           26                       36

OUTLOOK
-------

The company projects that its mortgage-backed securities holdings, including ARM loans pending securitization, will increase to an average of $5.7 billion in the second quarter of 2004 and $6.6 billion for the third and fourth quarters of 2004. The company expects to continue to attempt to match the duration of its securities and their associated liabilities and hedges, and consequently anticipates that the results from its securities holdings will not be significantly affected by changing interest rates. The company expects its net margin will incrementally increase approximately 40 basis points by 2004 year-end as the portion of its holdings which are self-originated grows.

The company expects that the recent rise and expected continued increases in interest rates will significantly reduce its loan originations during the later half of 2004 compared to anticipated originations for the second quarter. Originations are projected to be approximately $6 billion during the second quarter, $5 billion during the third quarter and $4 billion during the fourth quarter. In addition, the company expects that second quarter origination results will be diminished by its adoption of Staff Accounting Bulletin No. 105, which replaces the industry's interpretation of FASB No. 133 in regards to accounting for the value of mortgage application pipelines and the resulting effect on the value of mortgage loans held for sale.

The company expects that the recent rise in interest rates will significantly improve its results from servicing. Rising interest rates are expected to slow amortization throughout the year. In addition, second quarter servicing results are projected to benefit from a recovery of the impairment reserve associated with the company's servicing assets. Servicing fee income is expected to increase throughout 2004 as the company securitizes its ARM loan production and holds the associated servicing contracts.

Based on its projections for the combined results from the company's mortgage holdings, mortgage origination and mortgage servicing segments, the company is raising its earnings guidance for the full year 2004 to $3.25 to $3.40 per share.

DIVIDEND
--------

The company sets its dividend policy based on its forecasts of earnings and cash flow. The dividend policy may be changed at any time by the company's Board of Directors and does not constitute an actual decision by the company to pay dividends, which only occurs when dividends are actually declared. Based on the company's forecasts, the company is increasing its dividend policy to a quarterly rate of $0.61 or an annualized rate of $2.44 per fully diluted share.

OTHER COMPANY NEWS
------------------

During the first quarter of 2004 the company formed American Home Mortgage Securities LLC ("AHMS") to create collateralized mortgage obligations, many of which will be held as long-term assets of the Company. During the quarter, AHMS securitized $615 million of loans in a transaction underwritten by Bear Stearns and Lehman Brothers.

On April 27, 2004, the company's Board of Directors appointed Irving J. Thau as a Director of the company and increased the number of Board members from six to seven. The Board also appointed Mr. Thau Chairman of the Company's Audit Committee. Mr. Thau is a retired certified public accountant and previously was the head of Ernst & Young's Century City, California, office where he supervised approximately 150 professionals, including 22 partners. Later, Mr. Thau was head of Ernst & Young's Western Region Advisory Group, which encompassed the western states, and which advised Ernst and Young clients on the accounting for mergers and acquisitions, business valuations, and reorganizations. Mr. Thau is a graduate of City College of New York and has completed Stanford University's Executive Program. Mr. Thau also serves as Chairman of the audit committee of American Vanguard Corporation.

C. Cathleen Raffaeli, who previously served as Chairman of the Audit Committee, will continue to serve the company's stockholders as an Audit Committee member and Director of the company.

In addition, effective June 1, 2004, the company's ticker symbol on the New York Stock Exchange will change from AHH to AHM.

The Board of Directors has scheduled the company's annual stockholder meeting date for June 16, 2004 at 10:00 a.m., Eastern Time, at the company's executive offices located at 520 Broadhollow Road, Melville, New York. All stockholders of record on April 23, 2004 are invited to attend.

CONFERENCE CALL TODAY
---------------------

American Home will hold an investor conference call to discuss earnings at 10:30 a.m., Eastern Time, today, April 28, 2004. Interested parties may listen to the call by visiting the American Home corporate website, www.americanhm.com, Shareholder Information section, to listen to the conference call webcast live. A replay of the call will be available after 1:00 p.m., Eastern Time, April 28, 2004, through midnight Eastern Time on May 12, 2004. Please contact John Lovallo at Ogilvy Public Relations Worldwide at 212-880-5216 or john.lovallo@ogilvypr.com with any questions.

ABOUT AMERICAN HOME MORTGAGE
American Home Mortgage Investment Corp. (NYSE: AHH) is a mortgage real estate investment trust focused on earning net interest income from mortgage backed securities, and through its taxable subsidiaries, on originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of 276 loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland servicing center. For additional information, please visit the Company's website at www.americanhm.com.

                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans and business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in American Home's operating results; American Home's potential need for additional capital, the direction of interest rates and their subsequent effect on American Home's business; federal and state regulation of mortgage banking; competition; American Home's ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by American Home with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home does not assume any responsibility and expressly disclaims any responsibility, to issue updates to the forward-looking statements discussed in this press release, whether as a result of new information, future events or otherwise.

AMERICAN HOME MORTGAGE CONTACT:
John D. Lovallo
Senior Vice President
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com

                  -Financial Tables Follow on Next Two Pages-

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands except per share data)
                                   (unaudited)

                                                                          Three Months Ended
                                                                               March 31,
                                                                    ----------------------------
                                                                        2004            2003
                                                                    ------------    ------------
Net interest income:
   Interest income                                                  $     34,050    $     20,978
   Interest expense                                                      (21,278)        (10,209)
                                                                    ------------    ------------
       Net interest income                                                12,772          10,769
                                                                    ------------    ------------

Non-interest income:
   Gain on sales of mortgage loans and mortgage-backed securities         80,133          88,211

   Loan servicing fees                                                    10,318          11,128
   Amortization                                                           (7,346)        (12,769)
   Impairment reserve provision                                          (12,584)         (5,713)
                                                                    ------------    ------------
       Net loan servicing fees (loss)                                     (9,612)         (7,354)
                                                                    ------------    ------------

Other non-interest income                                                    978           2,928
                                                                    ------------    ------------
   Total non-interest income                                              71,499          83,785
                                                                    ------------    ------------

Non-interest expense
   Salaries, commissions and benefits, net                                39,782          44,647
   Occupancy and equipment                                                 8,094           5,623
   Data processing and communications                                      3,213           3,079
   Office supplies and expenses                                            3,118           3,023
   Marketing and promotion                                                 2,212           2,799
   Travel and entertainment                                                2,577           1,987
   Professional fees                                                       2,428           1,841
   Other                                                                   5,438           3,665
                                                                    ------------    ------------
      Total non-interest expenses                                         66,862          66,664
                                                                    ------------    ------------

Net income before income taxes                                            17,409          27,890
                                                                    ------------    ------------

Income taxes                                                              (3,814)         11,577
                                                                    ------------    ------------
Net income                                                          $     21,223    $     16,313
                                                                    ============    ============
   Per share data:
   Basic                                                            $       0.71    $       0.97
                                                                    ============    ============
   Diluted                                                          $       0.70    $       0.96
                                                                    ============    ============
   Weighted average number of shares - basic                          30,030,248      16,750,960
   Weighted average number of shares - diluted                        30,507,818      17,015,681

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands except share data)
                                   (Unaudited)

                                                                      March 31,     December 31,
                                                                        2004            2003
                                                                    ============    ============
Assets

  Cash and cash equivalents                                         $     97,557    $     53,148
  Mortgage-backed securities                                           4,003,079       1,763,628
  Mortgage loans, net                                                  1,371,048       1,223,827
  Mortgage servicing rights, net                                         113,519         117,784
  Goodwill                                                                83,752          83,445
  Other assets                                                           158,024         160,558
                                                                    ------------    ------------
Total assets                                                        $  5,826,979    $  3,402,390
                                                                    ============    ============

Liabilities

  Warehouse lines of credit                                         $  1,251,845    $  1,121,760
  Reverse repurchase agreements                                        3,394,941       1,344,327
  Payable for securities purchased                                       134,647         259,701
  Notes payable                                                          106,423          99,655
  Other liabilities                                                      197,942         178,977
                                                                    ------------    ------------
     Total liabilities                                                 5,085,798       3,004,420
                                                                    ------------    ------------
Stockholders' equity                                                     741,181         397,970
                                                                    ------------    ------------
Total liabilities and stockholders' equity                          $  5,826,979    $  3,402,390
                                                                    ============    ============
Number of shares outstanding - Basic                                  39,875,524      25,270,100